EXHIBIT 97.1

CLAWBACK POLICY

This Clawback Policy (this “Policy”) was approved on April 4, 2025, with retroactive effect to December 1, 2023 (the “Effective Date”) by the Compensation Committee of the Board of Directors (the “Board”) of Creative Medical Technology Holdings, Inc. (the “Company”). This Policy is adopted pursuant to and intended to comply with Rule 5608 (Recovery of Erroneously Awarded Compensation) (“Rule 5608”) of The Nasdaq Stock Market LLC (“Nasdaq”).

Purpose and Policy Statement

The Company is committed to conducting business with integrity in accordance with the highest ethical standards and in compliance with all applicable laws, rules, and regulations. This includes the Company’s commitment to comply with all laws, rules, and regulations applicable to the presentation of the Company’s financial information to the public and to the recovery of erroneously awarded incentive-based compensation.

The Company’s Compensation Committee has adopted this Policy to provide that, in the event the Company is required to restate its financial statements due to material noncompliance by the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (each, a “Restatement”), the Company will recover reasonably promptly the amount of any “erroneously awarded compensation” “received” by an “executive officer,” in each case as such terms are defined in this Policy, if and to the extent required by any federal or state law, rule or regulation, or rule, regulation, policy or listing standard of the Securities and Exchange Commission (“SEC”), Nasdaq, or any other securities exchange on which the Company’s securities are listed, including without limitation, pursuant to Rule 5608.

In the event of any change in Rule 5608 or any federal or state law, rule or regulation, or other rule, regulation, policy or listing standard of the SEC or any securities exchange on which the Company’s securities are listed after the Effective Date, which requires the Company to recover compensation from an executive officer, the Company will seek recovery under this Policy to the extent required by such laws, rules, regulations or listing standards.

Administration

The Committee has full power, authority, and sole and exclusive discretion to reasonably construe, interpret, and administer this Policy. The Committee will interpret this Policy consistent with Rule 5608 and any guidance issued thereunder, the rules and regulations of the SEC, and any other applicable laws, rules or regulations governing the mandatory recovery of compensation, as such laws, rules or regulations may change, be interpreted, or evolve from time to time. All determinations and decisions made by the Committee will be made in its reasonable discretion and will be final, conclusive, and binding on all affected individuals.

The term “Committee” as used in this Policy means the Compensation Committee of the Board, or in the absence of such a committee, a majority of the “independent directors” (as defined under Nasdaq Rule 5605(a)(2)) serving on the Board.

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Applicability

This Policy applies to all “incentive-based compensation” “received” by a person, in each case as such terms are defined in this Policy:

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After beginning service as an “executive officer,” as such term is defined in this Policy, and who served as an executive officer at any time during the performance period for that incentive-based compensation;

●	While the Company has a class of securities listed on Nasdaq or another national securities exchange or a national securities association; and

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During the three completed fiscal years immediately preceding the date that the Company is required to prepare the Restatement, plus any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years; provided, however, that a transition period between the last day of the Company’s previous fiscal year-end and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year; and provided, further, that the Company’s obligation to recover erroneously awarded compensation is not dependent on if or when the restated financial statements are filed.

For purposes of determining the relevant recovery period, the date that the Company is required to prepare a Restatement is the earlier to occur of (i) the date the Company’s Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare a Restatement.

Executive Officers Covered by Policy

This Policy covers the Company’s current and former executive officers who received erroneously awarded compensation regardless of whether the executive officer committed misconduct or contributed to the error.

The term “executive officer” as used in this Policy means the Company’s:

●	president;
●	principal financial officer;
●	principal accounting officer (or if there is no such accounting officer, the controller);
●	any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration or finance);
●	any other officer who performs a policy-making function; and
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any other person who performs similar policy-making functions for the Company and executive officers of the Company’s parents or subsidiaries if such individuals perform such policy-making functions for the Company.

For purposes of this Policy, a “policy-making function” is not intended to include policy-making functions that are not significant.

Identification of an executive officer for purposes of this Policy would include at a minimum executive officers identified by the Company pursuant to Item 401(b) of SEC Regulation S-K.

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Authority and Obligation to Recover Erroneously Awarded Compensation; Exceptions

In the event of a Restatement, the Company must reasonably promptly recover any “erroneously awarded compensation,” as such term is defined in this Policy, in compliance with this Policy, except to the extent one of the three conditions below is met and the Committee has made a determination that recovery would be impracticable.

1.

The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered and the Company has made a reasonable attempt to recover any amount of erroneously awarded compensation, has documented such reasonable attempt(s) to recover and provided that documentation to Nasdaq.

2.

Recovery would violate home country law where that law was adopted prior to November 28, 2022, and the Company has obtained an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in such a violation and has provided such opinion to Nasdaq.

3.

Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or 411(a) of the U.S. Internal Revenue Code and regulations thereunder.

Erroneously Awarded Compensation

The term “erroneously awarded compensation” as used in this Policy means that amount of “incentive-based compensation” received that exceeds the amount of “incentive-based compensation” that otherwise would have been received had it been determined based on the restated amounts, and must be computed without regard to any taxes paid.

For incentive-based compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in a Restatement,

●	the amount must be based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the incentive-based compensation was received; and
●	the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq.

The term “incentive-based compensation” as used in this Policy means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure.

The term “financial reporting measures” as used in this Policy means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measures that are derived wholly or in part from such measures. Financial reporting measures include, without limitation, stock price and total shareholder return, and may include non-GAAP financial measures. A financial reporting measure need not be presented within the Company’s financial statements or included in an SEC filing to constitute a financial reporting measure for this purpose.

Incentive-based compensation is deemed “received” as such term is used in this Policy by an executive officer in the Company’s fiscal period during which the financial reporting measure specified in the incentive-based compensation award is attained, even if the payment or grant of the incentive-based compensation occurs after the end of that period.

Notwithstanding the generality of the foregoing, “incentive-based compensation” is intended to be interpreted and construed broadly and includes with respect to any plan that takes into account incentive-based compensation (other than a tax-qualified plan) any amount contributed to a notional account based on erroneously awarded compensation and any earnings accrued to date on that notional account. Such plans include without limitation long-term disability plans, life insurance plans, supplemental executive retirement plans, and other compensation, if it is based on incentive-based compensation.

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For clarity and the avoidance of doubt, “incentive-based compensation” does not include the following:

●

base salary (other than any base salary increase earned wholly or in part based on the attainment of a financial reporting measure, which increase is subject to recovery as incentive-based compensation hereunder);

●	bonuses paid solely at the discretion of the Committee or Board that are not paid from a “bonus pool” that is determined by satisfying a financial reporting measure performance goal;
●	bonuses paid solely upon satisfying one or more subjective standards (e.g. demonstrated leadership) and/or completion of a specified employment period;
●	non-equity incentive plan awards earned solely upon satisfying one or more strategic measures (e.g., consummating a merger or divestiture), or operational measures (e.g., completion of a project); and
●

equity awards for which the grant is not contingent upon achieving any financial reporting measure performance goal, and vesting is contingent solely upon completion of a specified employment period and/or attaining one or more non-financial reporting measures.

Method of Recovery

The Committee will determine, in its reasonable discretion, the method for recovering incentive-based compensation hereunder, which may include, without limitation, any one or more of the following:

●	requiring reimbursement of cash incentive-based compensation previously paid;
●	seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
●	cancelling or rescinding some or all outstanding vested or unvested equity-based awards;
●	adjusting or withholding from unpaid compensation, deferred compensation, or other set-off;
●	cancelling or setting-off against planned future grants of equity-based awards; and/or
●	any other method required or authorized by applicable law or contract.

Enforceability

In addition to the adoption of this Policy, the Company will take steps to implement an agreement to this Policy by all current and future executive officers. In furtherance of the foregoing, each executive officer subject to this Policy is required to sign and return to the Company the Acknowledgement Form attached hereto as Exhibit A pursuant to which such executive officer will agree to be bound by the terms and comply with this Policy.

Policy Not Exclusive

Any recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company pursuant to the terms of any other clawback or recovery policy or any similar policy in any employment agreement, incentive or equity compensation plan or award or other agreement and any other legal rights or remedies available to the Company.

Notwithstanding the generality of the foregoing, to the extent that the requirements under the provisions of Section 304 of the Sarbanes-Oxley Act of 2002 are broader than the provisions in this Policy, the provisions of such law will apply to the Company’s Chief Executive Officer and Chief Financial Officer.

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No Indemnification

The Company will not indemnify or agree to indemnify any executive officer or former executive officer against the loss of erroneously awarded compensation nor will the Company pay or agree to pay any insurance premium to cover the loss of erroneously awarded compensation.

Effective Date

This Policy is effective as of the Effective Date and applies to all incentive-based compensation received by the Company’s current and former executive officers on or after the Effective Date.

Required Disclosures

The Company will file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including the disclosure required by the applicable SEC filings, and will provide all required SEC and other disclosures regarding this Policy and in the event of a Restatement.

Amendment and Termination

The Committee may amend, modify, or terminate this Policy in whole or in part at any time in its sole discretion and may adopt such rules and procedures that it deems necessary or appropriate to implement this Policy or to comply with Rule 5608 and any other applicable laws, rules, and regulations.

Successors

This Policy shall be binding and enforceable against all current and former executive officers of the Company and their respective beneficiaries, heirs, executors, administrators, or other legal representatives.

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CLAWBACK POLICY

ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Clawback Policy of Creative Medical Technology Holdings, Inc. (the “Policy”).

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with Creative Medical Technology Holdings, Inc. and its direct and indirect subsidiaries (the “Company”).

Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any erroneously awarded compensation (as defined in the Policy) to the Company to the extent required by, and in a manner permitted by, the Policy.

Signature: Name: Date:

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